Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS FINANCIAL RESULTS
FOR ITS 2015 FISCAL THIRD QUARTER AND NINE MONTHS ENDED DECEMBER 31, 2014

•	THIRD QUARTER GAAP NET LOSS OF $1.0 MILLION ($0.03 LOSS PER DILUTED SHARE) AND NINE MONTH GAAP NET INCOME OF $69.2 MILLION ($1.94 PER DILUTED SHARE)

•	THIRD QUARTER AND NINE MONTH ADJUSTED NET INCOME OF $24.7 MILLION ($0.70 PER DILUTED SHARE) AND $102.2 MILLION ($2.87 PER DILUTED SHARE)

•	THIRD QUARTER RESULTS IMPACTED BY $0.31 PER DILUTED SHARE OF FOREIGN CURRENCY VOLATILITY, WHILE BRISTOW VALUE ADDED AND CASH FLOW IMPROVED

•	COMPANY ANNOUNCES ACQUISITION OF 85% INTEREST IN AIRNORTH IN AUSTRALIA, ADDING TO OUR GLOBAL TURNKEY AVIATION SERVICES FOR CLIENTS IN A FINANCIALLY ACCRETIVE TRANSACTION

•	COMPANY LOWERS GUIDANCE FOR FULL FISCAL YEAR 2015 ADJUSTED EPS TO $4.05 - $4.45 FROM $4.70 - $5.20
HOUSTON, February 5, 2015 – Bristow Group Inc. (NYSE: BRS) today reported a GAAP net loss for the December 2014 quarter of $1.0 million, or a $0.03 loss per diluted share, compared to net income of $18.9 million, or $0.51 per diluted share, in the same period a year ago.
Adjusted net income, which excludes special items and asset disposition effects, decreased 21% to $24.7 million, or $0.70 per diluted share, for the December 2014 quarter, compared to $31.3 million, or $0.85 per diluted share, in the December 2013 quarter. Results for the December 2014 quarter were significantly impacted by foreign currency impacts of $13.9 million, which decreased diluted earnings per share, on an adjusted and unadjusted basis, by $0.31 for the period.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which also excludes special items and asset disposition effects, was $109.1 million for the December 2014 quarter, an 8% increase from $100.7 million in the same period a year ago.

GAAP net income for the nine months ended December 31, 2014 decreased 55.7% to $69.2 million, or $1.94 per diluted share, from $156.4 million, or $4.28 per diluted share, in the same nine-month period a year ago. Adjusted net income for the nine months ended December 31, 2014 decreased 10% to $102.2 million, or $2.87 per diluted share, from $113.9 million, or $3.11 per diluted share, in the same nine-month period a year ago. However, adjusted EBITDAR improved 12% to $347.5 million in the current year-to-date period from $311.0 million in the first nine months of our last fiscal year. Results for the nine months ended December 31, 2014 were also significantly impacted by foreign currency impacts of $27.3 million, which decreased diluted earnings per share, on an adjusted and unadjusted basis, by $0.60 for the period.
“The December 2014 quarter had similar financial results to our second quarter fiscal year 2015 and for similar reasons,” said Jonathan E. Baliff, President and Chief Executive Officer of Bristow Group.  “In spite of many challenges faced by our clients and employees, we were able to safely deliver top line revenue growth of over 15%. This revenue growth, and the continued delivery of significant positive cash flow from operations, drove an over $34 million increase in Bristow Value Added (“BVA”), improved returns on capital, and $410 million of ending liquidity during the first nine months of fiscal 2015. This BVA and operating cash flow increase in the face of global macro-economic volatility demonstrates the strength of our underlying business model, balance sheet and client relationships.”
“The recent rapid decline in oil prices is leading to a reduction in capital expenditures by most of our clients. We anticipated these developments in the latter half of calendar 2014 and implemented a proactive strategy to help our clients meet their cost reduction objectives.” Jonathan added, “We are also proactively making cost and capital efficiency improvements in partnership with our OEM and Lessor partners. This will allow our business model to thrive and capitalize on this environment for our clients, as we continue to execute our growth plan including the startup of the UK search and rescue contract in April 2015.”
We continue to see top line strength in our operations driving improvements in adjusted EBITDAR year-over-year, with an increase in operating revenue of 15% for the December 2014 quarter and 18% for the first nine months of the fiscal year over the prior year periods. The results for the December 2014 quarter were significantly impacted by:

•
Unfavorable foreign currency exchange impacts of $13.9 million driven primarily by a strengthening U.S. dollar, including $7.7 million reflected as a reduction in earnings from unconsolidated affiliates related to our affiliate in Brazil,

•
An increase in general and administrative expense of $23.6 million primarily related to higher incentive compensation costs of $13.4 million, primarily resulting from improved year-over-year BVA and stock price performance versus our peer group, and higher professional fees of $5.1 million primarily related to ongoing Operational Excellence and other initiatives,

•	Non-cash impairment charges related to aircraft of $25.6 million and inventory of $3.8 million, and

•	The effect of an accounting correction of $5.3 million.
Adjusted operating income, adjusted net income and adjusted earnings per share, which are non-GAAP measures as discussed below, include the significant impact of foreign currency exchange impacts and general and administrative expense increases as these items are associated with our business operations. Foreign currency exchange impacts in the December 2014 quarter decreased earnings per share by $0.31, on an adjusted and unadjusted basis, compared to a $0.07 decrease in the December 2013 quarter.
Adjusted EBITDAR improved despite the impact of foreign currency exchange and increased general and administrative expenses as a result of the following:

•	An increase in activity in our Europe business unit, including the addition of Eastern Airways in February 2014,

•	The startup of new contracts in our Australia business unit,

•	Improved contract terms in our West Africa business unit,

•
The recovery of $1.8 million from an original equipment manufacturer (“OEM”) provided in the form of maintenance credits that resulted from a settlement for aircraft performance issues and related costs that benefited results in our Europe and Australia business units, and

•	A favorable shift in the mix to larger aircraft under contract and improved utilization that benefited our North America business unit.
Our net income and diluted earnings per share also were impacted by changes in our aircraft leasing. Net income and diluted earnings per share, on an unadjusted and adjusted basis, were impacted by a pre-tax $18.0 million increase in rent expense over the December 2013 quarter, as we increased the number of leased aircraft.
In terms of cash generation from our business and management of our capital, net cash provided by operating activities was $162.4 million for the nine months ended December 31, 2014 compared to $137.3 million for the same period a year ago. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $412.4 million as of December 31, 2014 compared to $529.9 million as of March 31, 2014. Despite our use of significant cash for capital expenditures of $499.3 million and net debt pay down of $25.3 million year to date, our liquidity remains strong.
BUSINESS UNIT RESULTS
Europe Business Unit
Bristow acquired a 60% interest in Eastern Airways in February 2014, which contributed $34.8 million in operating revenue and $5.4 million in adjusted EBITDAR for the December 2014 quarter representing a significant portion of a 22.3% improvement in operating revenue and a 14.7% improvement in adjusted EBITDAR over the December 2013 quarter in our Europe Business Unit. Operating revenue and adjusted EBITDAR also improved due to an increase in activity and addition of a new contract in Norway. Adjusted EBITDAR also benefited from the recovery of $1.1 million in maintenance credits from an OEM during the December 2014 quarter, while being negatively affected by a $5.5 million unfavorable impact from foreign currency exchange rate changes.
West Africa Business Unit
Improved contract terms in our West Africa Business Unit resulted in a 1.4% increase in operating revenue for the December 2014 quarter compared to the December 2013 quarter. However, a $2.0 million unfavorable impact from foreign currency exchange rate changes effected adjusted EBITDAR during the December 2014 quarter. The increase in revenue and cost control measures implemented in the previous quarters are reflected in the 4.8% increase in adjusted EBITDAR to $27.9 million for the December 2014 quarter compared to $26.6 million for the December 2013 quarter, despite the unfavorable impact of foreign currency exchange rate changes.
North America Business Unit
The increase in the number of large aircraft on contract in the U.S. Gulf of Mexico drove a 13.6% increase in operating revenue in North America, partially offset by the planned closure of operations in Alaska and a decline in small aircraft on contract compared to the prior year quarter. This change in the mix of fleet on contract in the U.S. Gulf of Mexico to larger aircraft and improved utilization resulted in a 37.4% improvement in adjusted EBITDAR to $24.9 million in the December 2014 quarter compared to $18.2 million in the December 2013 quarter.

Australia Business Unit
Operating revenue for our Australia Business Unit increased 51.5% to $52.4 million in the December 2014 quarter from $34.6 million in the December 2013 quarter due to the ramp up of new contracts, including a significant contract with INPEX. As a result of the contracts and a benefit from the recovery of $0.7 million in maintenance credits from an OEM during the December 2014 quarter, adjusted EBITDAR increased to $13.3 million from $5.2 million in the December 2013 quarter. The results for the December 2014 quarter were negatively impacted by $1.5 million of unfavorable foreign currency exchange rate changes.
Other International Business Unit
Operating revenue for our Other International Business Unit increased 5.9% in the December 2014 quarter primarily due to a contract in Tanzania that started in the fourth quarter of fiscal year 2014, partially offset by a decline in revenue due to contracts ending in Malaysia and Mexico and lower activity in Brazil and Trinidad. Adjusted EBITDAR for the December 2014 quarter decreased to $6.8 million compared to $10.2 million in the December 2013 quarter, primarily due to lower earnings from unconsolidated affiliates and the end of the contract in Malaysia, partially offset by the contract in Tanzania. Líder, our unconsolidated affiliate in Brazil, results for the December 2014 quarter were unfavorably impacted by $7.7 million from foreign currency exchange rate changes.
GUIDANCE
We are lowering our adjusted diluted earnings per share guidance for the full fiscal year 2015 to $4.05 to $4.45, primarily resulting from foreign currency exchange effects. Our previous guidance for the full fiscal year 2015 was $4.70 to $5.20.
“Our fiscal third quarter of 2015, similar to the second quarter of 2015, was impacted by foreign exchange and other costs, resulting in a decrease in earnings per share year over year.  Nevertheless, our management team is focused on our operating performance in this challenging environment, and we currently expect a strong fourth quarter of the fiscal year,” said John H. Briscoe, Senior Vice President and Chief Financial Officer of Bristow Group. “Our global business continues to deliver increases in gross cash flow returns and BVA, while we continue to focus on creating a balanced return for our shareholders, especially the commitment to double the dividend every three to five years. Our dedicated employees have stepped up to the challenge, while remaining very focused on safety. For example, the team is raising the bar with significant optimization and efficiency efforts underway including a new global ERP system, the first phase of which went live in October 2014. We are focused on controlling costs and capital expenditures in this environment for our clients, our employees and our shareholders.”
As a reminder, our adjusted diluted earnings per share guidance excludes the effect of special items and asset dispositions because their timing and amounts are more variable and less predictable. Further, this guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards or significant acquisitions and divestitures. Events or other circumstances that we do not currently anticipate or cannot predict, including changes in the market and industry, could result in earnings per share for fiscal year 2015 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our quarterly report on Form 10-Q for the quarter ended December 31, 2014 and annual report on Form 10-K for the fiscal year ended March 31, 2014.
DIVIDEND AND SHARE REPURCHASE
On February 5, 2015, our Board of Directors approved our sixteenth consecutive quarterly dividend. This dividend of $0.32 per share will be paid on March 16, 2015 to shareholders of record on February 27, 2015. Based on shares outstanding as of December 31, 2014, the total quarterly dividend payment will be approximately $11.1 million. On November 6, 2014, our Board of Directors extended the date to repurchase shares of our common stock through November 5, 2015 and increased the remaining authorized repurchase amount to a total of $150 million. During the December 2014 quarter, we spent

$37.4 million to repurchase 565,622 shares of our common stock. Since we first commenced a share repurchase program in December 2011, we have repurchased over 8% of our common stock. As of January 30, 2015, we had $125.0 million of repurchase authority remaining.
AIRNORTH TRANSACTION
On January 29, 2015, Bristow Helicopters Australia PTY LTD (“Bristow Helicopters Australia”) acquired an 85% interest in Capiteq Limited, operating under the name Airnorth, for cash of A$30.3 million ($24.0 million) with possible earn out consideration of up to A$17 million ($13.5 million) to be paid over three years based on the achievement of specified financial performance thresholds. Airnorth is Northern Australia's largest regional fixed wing operator based in Darwin, Northern Territory, Australia with both scheduled and charter services which focus primarily on the energy and mining industries in northern and western Australia as well as international service to Dili, Timor-Leste and the Philippines. Airnorth’s fleet consists of thirteen aircraft (nine turboprop and four new technology regional jets) and its customer base includes many energy companies to which Bristow Group already provides helicopter service. We believe this investment will strengthen our ability to provide point to point transportation services for existing Australian based passengers, expand helicopter services in certain areas in Southeast Asian markets and create a more integrated logistics solution for global clients.
The acquisition of Airnorth will be accounted for under the purchase method and the results will be consolidated from the date of acquisition in the Australia business unit. The purchase price will be allocated based on the fair value of assets acquired and liabilities assumed as of the acquisition date.
We expect this acquisition will contribute approximately A$18 million ($14.4 million) in operating revenue and A$4.2 million ($3.3 million) of adjusted EBITDAR in the fourth quarter of fiscal year 2015 and approximately A$105-115 million ($83-91 million) in operating revenue and A$25-30 million ($20-24 million) of adjusted EBITDAR for fiscal year 2016.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, February 6, 2015 to review financial results for the fiscal year 2015 third quarter ended December 31, 2014. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2015 Third Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days
Via Telephone within the U.S.:

•	Live: Dial toll free 1-877-407-8293

•	Replay: A telephone replay will be available through February 20, 2015 and may be accessed by calling toll free 1-877-660-6853, passcode: 13598729#
Via Telephone outside the U.S.:

•	Live: Dial 1-201-689-8349

•	Replay: A telephone replay will be available through February 20, 2015 and may be accessed by calling 1-201-612-7415, passcode: 13598729#

ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, expected contract revenue, capital deployment strategy, operational and capital performance, shareholder return, liquidity, market and industry conditions and the expected impact of the Airnorth acquisition. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and supply and demand for oil and natural gas; fluctuations in levels of oil and natural gas production, exploration and development activities; the impact of competition; actions by clients; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended December 31, 2014 and annual report on Form 10-K for the fiscal year ended March 31, 2014. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013

Gross revenue:
Operating revenue from non-affiliates	$408,388	$351,193	$1,242,462	$1,041,290
Operating revenue from affiliates	21,930	22,371	65,649	70,451
Reimbursable revenue from non-affiliates	29,822	38,760	100,203	116,840
Reimbursable revenue from affiliates	—	11	—	76
	460,140	412,335	1,408,314	1,228,657
Operating expense:
Direct cost	299,230	261,590	898,650	773,612
Reimbursable expense	28,549	36,677	94,466	109,734
Depreciation and amortization	23,625	23,655	77,164	70,332
General and administrative	72,531	48,948	194,687	135,735
	423,935	370,870	1,264,967	1,089,413

Gain (loss) on disposal of assets	(26,331)	3,982	(25,594)	(803)
Earnings from unconsolidated affiliates, net of losses	(958)	(15,945)	419	1,115
Operating income	8,916	29,502	118,172	139,556

Interest expense, net	(6,976)	(6,846)	(21,675)	(35,413)
Gain on sale of unconsolidated affiliate	3,921	—	3,921	103,924
Other income (expense), net	(5,223)	(696)	(9,143)	(575)
Income before provision for income taxes	638	21,960	91,275	207,492
Provision for income taxes	(567)	(2,946)	(18,376)	(51,682)
Net income	71	19,014	72,899	155,810
Net (income) loss attributable to noncontrolling interests	(1,039)	(87)	(3,676)	609
Net income (loss) attributable to Bristow Group	$(968)	$18,927	$69,223	$156,419

Earnings (loss) per common share:
Basic	$(0.03)	$0.52	$1.96	$4.32
Diluted	$(0.03)	$0.51	$1.94	$4.28

Non-GAAP measures:
Adjusted operating income	$43,564	$49,056	$161,303	$165,293
Adjusted operating margin	10.1%	13.1%	12.3%	14.9%
Adjusted EBITDAR	$109,056	$100,677	$347,494	$310,968
Adjusted EBITDAR margin	25.3%	27.0%	26.6%	28.0%
Adjusted net income	$24,719	$31,331	$102,159	$113,891
Adjusted diluted earnings per share	$0.70	$0.85	$2.87	$3.11

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2014	March 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$121,366	$204,341
Accounts receivable from non-affiliates	288,657	292,650
Accounts receivable from affiliates	6,914	4,793
Inventories	139,027	137,463
Assets held for sale	25,837	29,276
Prepaid expenses and other current assets	50,140	53,084
Total current assets	631,941	721,607
Investment in unconsolidated affiliates	257,073	262,615
Property and equipment – at cost:
Land and buildings	152,030	145,973
Aircraft and equipment	2,472,230	2,646,150
	2,624,260	2,792,123
Less – Accumulated depreciation and amortization	(494,872)	(523,372)
	2,129,388	2,268,751
Goodwill	53,828	56,680
Other assets	107,512	88,604
Total assets	$3,179,742	$3,398,257
LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$90,047	$89,818
Accrued wages, benefits and related taxes	76,829	71,192
Income taxes payable	7,558	13,588
Other accrued taxes	8,455	9,302
Deferred revenue	28,824	31,157
Accrued maintenance and repairs	18,707	17,249
Accrued interest	5,530	16,157
Other accrued liabilities	54,440	45,853
Deferred taxes	12,670	12,372
Short-term borrowings and current maturities of long-term debt	14,277	14,207
Deferred sale leaseback advance	55,671	136,930
Total current liabilities	373,008	457,825
Long-term debt, less current maturities	803,911	827,095
Accrued pension liabilities	62,110	86,823
Other liabilities and deferred credits	59,953	78,126
Deferred taxes	162,895	169,519
Temporary equity	23,660	22,283
Stockholders’ investment:
Common stock	375	373
Additional paid-in capital	776,000	762,813
Retained earnings	1,280,508	1,245,220
Accumulated other comprehensive loss	(184,782)	(156,506)
Treasury shares	(184,796)	(103,965)
Total Bristow Group stockholders’ investment	1,687,305	1,747,935
Noncontrolling interests	6,900	8,651
Total stockholders’ investment	1,694,205	1,756,586
Total liabilities and stockholders’ investment	$3,179,742	$3,398,257

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income	$72,899	$155,810
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,164	70,332
Deferred income taxes	(7,875)	(3,132)
Write-off of deferred financing fees	660	12,733
Discount amortization on long-term debt	3,212	2,719
Loss on disposal of assets	25,594	803
Gain on sale of unconsolidated affiliate	(3,921)	(103,924)
Impairment of inventories	7,167	2,364
Stock-based compensation	13,651	10,694
Equity in earnings from unconsolidated affiliates less than dividends received	4,196	7,926
Tax benefit related to stock-based compensation	(1,642)	(5,328)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(11,350)	31,786
Inventories	(15,578)	(1,106)
Prepaid expenses and other assets	(13,354)	(4,002)
Accounts payable	19,353	(31,727)
Accrued liabilities	4,547	4,868
Other liabilities and deferred credits	(12,313)	(13,517)
Net cash provided by operating activities	162,410	137,299
Cash flows from investing activities:
Capital expenditures	(499,285)	(526,048)
Proceeds from asset dispositions	404,361	244,867
Proceeds from sale of unconsolidated affiliate	4,185	112,210
Net cash used in investing activities	(90,739)	(168,971)
Cash flows from financing activities:
Proceeds from borrowings	347,860	283,977
Debt issuance costs	—	(15,152)
Repayment of debt	(373,169)	(232,063)
Partial prepayment of put/call obligation	(46)	(42)
Acquisition of noncontrolling interest	(3,170)	(2,078)
Proceeds from assignment of aircraft purchase agreements	—	106,113
Repurchase of common stock	(80,831)	(16,544)
Common stock dividends paid	(33,935)	(27,318)
Issuance of common stock	2,217	14,368
Tax benefit related to stock-based compensation	1,642	5,328
Net cash provided by (used in) financing activities	(139,432)	116,589
Effect of exchange rate changes on cash and cash equivalents	(15,214)	22,690
Net increase (decrease) in cash and cash equivalents	(82,975)	107,607
Cash and cash equivalents at beginning of period	204,341	215,623
Cash and cash equivalents at end of period	$121,366	$323,230

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2014	2013	2014	2013
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe (1)	23,327	16,428	71,589	49,593
West Africa	10,495	11,485	31,631	34,597
North America	12,249	12,345	35,415	44,686
Australia	3,047	2,406	8,573	7,463
Other International	3,915	3,584	11,310	10,582
Consolidated	53,033	46,248	158,518	146,921
Operating revenue:
Europe	$193,842	$158,458	$601,797	$451,969
West Africa	80,513	79,421	240,547	231,075
North America	62,399	54,916	175,897	173,504
Australia	52,425	34,606	146,126	108,145
Other International	32,588	30,778	103,926	95,821
Corporate and other	9,987	16,321	44,235	54,229
Intra-business unit eliminations	(1,436)	(936)	(4,417)	(3,002)
Consolidated	$430,318	$373,564	$1,308,111	$1,111,741
Operating income (loss):
Europe	$29,001	$29,729	$108,951	$82,708
West Africa	24,909	21,777	60,596	59,261
North America	14,937	6,666	35,406	23,953
Australia	4,256	(1,027)	7,496	4,761
Other International	2,887	(12,808)	16,245	14,288
Corporate and other	(40,743)	(18,817)	(84,928)	(44,612)
Gain (loss) on disposal of assets	(26,331)	3,982	(25,594)	(803)
Consolidated	$8,916	$29,502	$118,172	$139,556
Operating margin:
Europe	15.0%	18.8%	18.1%	18.3%
West Africa	30.9%	27.4%	25.2%	25.6%
North America	23.9%	12.1%	20.1%	13.8%
Australia	8.1%	(3.0)%	5.1%	4.4%
Other International	8.9%	(41.6)%	15.6%	14.9%
Consolidated	2.1%	7.9%	9.0%	12.6%
Adjusted EBITDAR:
Europe	$64,233	$55,995	$202,445	$152,677
West Africa	27,886	26,601	73,226	73,396
North America	24,935	18,150	65,937	53,865
Australia	13,334	5,187	35,029	19,374
Other International	6,758	10,214	28,105	43,532
Corporate and other	(28,090)	(15,470)	(57,248)	(31,876)
Consolidated	$109,056	$100,677	$347,494	$310,968
Adjusted EBITDAR margin:
Europe	33.1%	35.3%	33.6%	33.8%
West Africa	34.6%	33.5%	30.4%	31.8%
North America	40.0%	33.1%	37.5%	31.0%
Australia	25.4%	15.0%	24.0%	17.9%
Other International	20.7%	33.2%	27.0%	45.4%
Consolidated	25.3%	27.0%	26.6%	28.0%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of December 31, 2014
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Period Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (4)
							Total (2)(3)		Total
Europe	46%	—	11	72	—	30	113	—	113
West Africa	18%	8	30	6	—	3	47	—	47
North America	13%	30	22	15	—	—	67	—	67
Australia	11%	2	8	21	—	—	31	—	31
Other International	8%	—	28	9	—	—	37	131	168
Corporate and other	4%	—	—	—	74	—	74	—	74
Total	100%	40	99	123	74	33	369	131	500
Aircraft not currently in fleet: (5)
On order		—	10	27	—	—	37
Under option		—	14	25	—	—	39
_________

(1)	Includes flight hours for Eastern Airways beginning in February 2014 totaling 6,556 and 21,175 for the three and nine months ended December 31, 2014, respectively.

(2)	Includes 18 aircraft held for sale and 115 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	8	—	—	8
West Africa	—	2	2	—	—	4
North America	—	—	—	—	—	—
Australia	—	—	2	—	—	2
Other International	—	3	—	—	—	3
Corporate and other	—	—	—	1	—	1
Total	—	5	12	1	—	18

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	3	37	—	13	53
West Africa	—	1	1	—	—	2
North America	1	13	5	—	—	19
Australia	2	2	7	—	—	11
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	30	—	30
Total	3	19	50	30	13	115

(3)	The average age of our fleet, excluding training aircraft, was 10 years as of December 31, 2014.

(4)
The 131 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 59 helicopters (primarily medium) and 27 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit.

(5)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent registered public accounting firm. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three months ended		Nine months ended
	December 31,		December 31,
	2014	2013	2014	2013
	(In thousands, except per share amounts)
Adjusted operating income	$43,564	$49,056	$161,303	$165,293
Gain (loss) on disposal of assets	(26,331)	3,982	(25,594)	(803)
Special items	(8,317)	(23,536)	(17,537)	(24,934)
Operating income	$8,916	$29,502	$118,172	$139,556

Adjusted EBITDAR	$109,056	$100,677	$347,494	$310,968
Gain (loss) on disposal of assets	(26,331)	3,982	(25,594)	(803)
Special items	(5,086)	(23,536)	(16,207)	78,990
Depreciation and amortization	(23,625)	(23,655)	(77,164)	(70,332)
Rent expense	(46,282)	(28,255)	(114,839)	(74,630)
Interest expense	(7,094)	(7,253)	(22,415)	(36,701)
Provision for income taxes	(567)	(2,946)	(18,376)	(51,682)
Net income	$71	$19,014	$72,899	$155,810

Adjusted income tax expense	$(6,520)	$(10,096)	$(27,901)	$(28,756)
Tax (expense) benefit on gain (loss) on disposal of asset	5,298	(836)	5,153	169
Tax benefit (expense) on special items	655	7,986	4,372	(23,095)
Income tax expense	$(567)	$(2,946)	$(18,376)	$(51,682)

Adjusted effective tax rate (1)	20.2%	24.3%	20.9%	20.2%
Effective tax rate (1)	88.9%	13.4%	20.1%	24.9%

Adjusted net income	$24,719	$31,331	$102,159	$113,891
Gain (loss) on disposal of assets	(21,033)	3,146	(20,441)	(634)
Special items	(4,654)	(15,550)	(12,495)	43,162
Net income (loss) attributable to Bristow Group	$(968)	$18,927	$69,223	$156,419

Adjusted diluted earnings per share	$0.70	$0.85	$2.87	$3.11
Gain (loss) on disposal of assets	(0.60)	0.09	(0.57)	(0.02)
Special items	(0.13)	(0.42)	(0.35)	1.18
Diluted earnings (loss) per share	(0.03)	0.51	1.94	4.28
_________

(1)	Effective tax rate is calculated by dividing income tax expense by pretax net income. Adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted pretax net income.

	Three Months Ended December 31, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (1)	$—	$3,921	$2,549	$0.07
Inventory allowances (4)	(3,805)	(3,805)	(3,044)	(0.09)
Repurchase of 6 ¼% Senior Notes (5)	—	(690)	(594)	(0.02)
Accounting correction (6)	(5,325)	(5,325)	(4,207)	(0.12)
Accrued maintenance cost reversal (7)	813	813	642	0.02
Total special items	$(8,317)	$(5,086)	$(4,654)	(0.13)

	Three Months Ended December 31, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
North America restructuring (2)	$(2,101)	$(2,101)	$(1,366)	$(0.04)
Líder taxes (11)	(19,335)	(19,335)	(12,567)	(0.34)
Severance costs in the Southern North Sea (12)	(2,100)	(2,100)	(1,617)	(0.04)
Total special items	$(23,536)	$(23,536)	$(15,550)	(0.42)

	Nine Months Ended December 31, 2014
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (1)	$—	$3,921	$2,549	$0.07
North America restructuring (2)	(1,611)	(1,611)	(1,047)	(0.03)
CEO succession (3)	(5,501)	(5,501)	(3,576)	(0.10)
Inventory allowances (4)	(7,167)	(7,167)	(5,734)	(0.16)
Repurchase of 6 ¼% Senior Notes (5)	—	(2,591)	(2,113)	(0.06)
Accounting correction (6)	(4,071)	(4,071)	(3,216)	(0.09)
Accrued maintenance cost reversal (7)	813	813	642	0.02
Total special items	$(17,537)	$(16,207)	$(12,495)	(0.35)

	Nine Months Ended December 31, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (8)	$—	$103,924	$67,897	$1.86
Cancellation of potential financing (9)	—	—	(8,276)	(0.23)
Inventory allowances (10)	(2,364)	(2,364)	(1,536)	(0.04)
North America restructuring (2)	(2,650)	(2,650)	(1,723)	(0.05)
Líder taxes (11)	(17,820)	(17,820)	(11,583)	(0.32)
Severance costs in the Southern North Sea (12)	(2,100)	(2,100)	(1,617)	(0.04)
Total special items	$(24,934)	$78,990	$43,162	1.18

_________

(1)	Relates to a gain resulting from the sale of our 50% interest in HCA for £2.7 million, or approximately $4.2 million

(2)
Relates to a charges associated with the restructuring of our North America business unit and planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(3)	Relates to CEO succession cost.

(4)	During the nine months ended December 31, 2014, we increased our inventory allowance by $3.8 million related to older aircraft models which we are in the process of exiting.

(5)	Relates to premium and fees associated with the repurchase of some of our 6 ¼% Senior Notes due 2022.

(6)	Relates to an accounting correction that impacted income by $5.3 million and $4.1 million for the three and nine months ended December 31, 2014, respectively.

(7)	Relates to the reversal maintenance costs associated with a prior obligation to repair certain aircraft in our fleet we ultimately did not incur.

(8)	Relates to a gain resulting from the sale of our 50% interest in the FB Entities for £74 million, or approximately $112.2 million.

(9)	Relates to the cancellation of potential financing.

(10)
During the nine months ended December 31, 2013, we increased our inventory allowance by $2.4 million as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale. A majority of this allowance relates to small aircraft types operating primarily in our North America business unit as we continue to move toward operating a fleet of mostly large and medium aircraft in this market.

(11)
Relates to a payment Líder made to the government of Brazil for tax amnesty resulting in a $19.3 million impact for the December 2013 quarter and $17.8 million impact for the nine months ended December 31, 2013.

(12)	Relates to $2.1 million of severance costs in the Southern North Sea in the December 2013 quarter.

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